EXHIBIT 99.1

MicroVision Announces First Quarter 2021 Results

REDMOND, Wash., April 29, 2021 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ: MVIS), a leader in MEMS based solid state automotive lidar and micro-display technology for augmented reality, today announced its first quarter 2021 results.

Revenue for the first quarter of 2021 was $0.5 million, compared to $1.5 million for the first quarter of 2020. MicroVision's net loss for the first quarter of 2021 was $6.2 million, or $0.04 per share, compared to a net loss of $4.9 million, or $0.04 per share for the first quarter of 2020. The Company ended the first quarter of 2021 with $75.3 million in cash and cash equivalents, compared to $16.9 million at the end of the fourth quarter of 2020.

“We remain on track in advancing our automotive lidar development program as the Company completed its A-Sample lidar hardware and development platform on schedule,” said Sumit Sharma, Chief Executive Officer of MicroVision. “We are prepared and plan to share key performance data with potential customers, partners or parties interested in a strategic transaction. We expect that a version of this first-generation long-range lidar sensor, after internal and external validation, reliability and compliance testing, could be available for sale, in initial quantities, in the third or fourth quarter of 2021 as we previously reported. Additionally, with the recent completion of two At-the-Market equity raises, we believe the Company is in a strong financial position which enhances our ability to negotiate with potential strategic partners.”

Financial Results Webcast

MicroVision will host a webcast which will start at 2:00 p.m. Pacific Time on Thursday, April 29, 2021. The webcast can be accessed from the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page at https://microvision.gcs-web.com/investor-event-calendar. Investors may submit questions for management in advance to IR@MicroVision.com or beginning 10 minutes before or during the live webcast on April 29, 2021 from the webcast link. The webcast will be available for rebroadcast from the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is a pioneering company in MEMS based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology to provide solutions for automotive lidar sensors, augmented reality micro-display engines, interactive display modules and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.
MicroVision is a trademark of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including the Company’s future products, progress on development, pursuit of a strategic transaction, financial position and ability to negotiate with potential strategic partners and product applications and statements using words such as “plan,” “believe,” “expect” and “could” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk that the Company may not succeed in finding licensing or other strategic solutions, including a potential sale of the Company, with acceptable timing, benefits or costs; its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements, including from the impact of COVID-19 (coronavirus); its ability to identify parties interested in paying any amounts or amounts that the Company deems desirable for the purchase or license of intellectual property assets; its or its customers’ failure to perform under open purchase orders; its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	March 31,	December 31,
	2021	2020

Assets
Current Assets
Cash and cash equivalents	$75,338	$16,862
Other current assets	565	698
Total current assets	75,903	17,560

Property and equipment, net	2,245	1,883
Operating lease right-of-use asset	851	946
Restricted cash	435	435
Intangible assets, net	152	164
Other assets	25	18
Total assets	$79,611	$21,006

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$698	$630
Accrued liabilities	710	495
Contract liabilities	7,286	7,765
Current portion of long-term debt	699	431
Current portion of operating lease liability	680	676
Current portion of finance lease obligations	28	31
Total current liabilities	10,101	10,028

Long term debt, net of current portion	886	1,151
Operating lease liability, net of current portion	624	774
Finance lease obligations, net of current portion	39	44
Total liabilities	11,650	11,997

Commitments and contingencies

Shareholders' Equity
Common stock at par value	158	153
Additional paid-in capital	660,267	601,224
Subscriptions receivable	-	(6,135)
Accumulated deficit	(592,464)	(586,233)
Total shareholders' equity	67,961	9,009
Total liabilities and shareholders' equity	$ 79,611	$ 21,006

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2021	2020

Product revenue	$-	$1,247
License and royalty revenue	479	212
Contract revenue	-	10
Total revenue	479	1,469

Cost of product revenue	(5)	1,395
Cost of contract revenue	-	4
Total cost of revenue	(5)	1,399

Gross margin	484	70

Research and development expense	4,462	3,683
Sales, marketing, general and administrative expense	2,247	1,771
Gain on disposal of fixed assets	-	(450)
Total operating expenses	6,709	5,004

Loss from operations	(6,225)	(4,934)

Other expense, net	(6)	-

Net income (loss)	$(6,231)	$(4,934)

Net income (loss) per share - basic and diluted	$(0.04)	$(0.04)

Weighted-average shares outstanding - basic and diluted	155,454	127,214

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com